UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.2 )*

(Name of Issuer)
FIRST FEDERAL BANCSHARES OF ARKANSAS

(Title of Class of Securities)
Common Stock


(CUSIP Number)
32020F105

Check the following box if a fee
is being paid with this statement.
 (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more
 than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
 (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this
 cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act)
 or otherwise subject to the liabilities
 of that section of the Act but shall be
 subject to all other provisions of the
Act (however, see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	132,600

6  SHARED VOTING POWER
	0

7  SOLE DISPOSITIVE POWER
	132,600

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	  132,600

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.42%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) FIRST FEDERAL BANCSHARES OF ARKANSAS
	(B) 200 WEST STEPHENSON, HARRISON, ARKANSAS  72601

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 32020F105

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED
 UNDER SECTION 203 OF THE INVESTMENT
 		    ADVISERS ACT OF 1940

ITEM 4.
	(A)  132,600
	(B)  3.42%
	(C)	(I)   	132,600
		(II)	0
		(III)	132,600
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
 to the best of my knowledge and belief,
 the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of
 my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							Richard A. Horstmann, VP
							Date:   2/2/01